Exhibit 23.2

Consent of Wood Mackenzie Inc.

Reference is made to the Form S-1 registration statement, including any amendments or supplements thereto (the “Registration Statement”) relating to the initial public offering of common units of Bowie Resource Partners LP (the “Partnership”). We hereby consent to all references to our name in the Registration Statement and to the use of all statistical information and industry and market data in the full format (including all disclaimers) supplied by us set forth in the sections of the Registration Statement entitled “Market and Industry Data and Forecasts”, “Prospectus Summary”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business” and “The Coal Industry”. We further advise the Partnership that our role has been limited to the provision of such statistical information and industry and market data supplied by us.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

/s/ Wood Mackenzie Inc.

Wood Mackenzie Inc.

June 19, 2015

Annapolis, Maryland